EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports all included in Amendment No. 1 to the Registration Statement (Form S-11) and related Prospectus of Armada Hoffler Properties, Inc. for the registration of shares of its common stock:

i.	our report dated March 25, 2013 with respect to the audited balance sheets of Armada Hoffler Properties, Inc.; and

ii.	our report dated March 25, 2013 with respect to the audited combined financial statements and related schedule of Armada Hoffler Properties, Inc. Predecessor.

/s/ Ernst & Young LLP

Richmond, Virginia

April 12, 2013